Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in Prairie Operating Co.’s (“Prairie”) Registration Statement No. 333-282730 on Form S-3 of our independent auditor’s report dated February 6, 2025 related to the combined statement of revenues and direct operating expenses of certain oil and natural gas properties of Bayswater Resources, LLC, Bayswater Fund III-A, LLC, Bayswater Fund III-B, LLC, Bayswater Fund IV-A, LP, Bayswater Fund IV-B, LP, and Bayswater Fund IV-Annex, LP for the years ended December 31, 2023 and 2022 and the related notes to the combined financial statement appearing in this Current Report on Form 8-K of Prairie.

Denver, Colorado	/s/ Plante & Moran, PLLC

February 6, 2025